Exhibits 8.1 and 23.2

Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
www.fulbright.com

December 16, 2009

Quicksilver Gas Services LP
777 West Rosedale Street
Fort Worth, Texas 76104

RE:  QUICKSILVER GAS SERVICES L.P.

Ladies and Gentlemen:

We have acted as counsel for Quicksilver Gas Services L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the proposed offering and sale by the Partnership of up to 4,000,000 common units (including an option to purchase up to 600,000 additional common units to cover over-allotments) representing limited partner interests of the Partnership (the “Units”) pursuant to the Registration Statement on Form S-3 (No. 333-161680) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by the Partnership on September 2, 2009, as amended, including the base prospectus contained therein, and the Prospectus Supplement filed with the Commission by the Partnership on December 16, 2009 (the “Prospectus Supplement”), relating to the offering of the Units.  In connection therewith, we have participated in the preparation of the discussion (the “Discussion”) set forth under the caption “Material Tax Consequences” in the Prospectus Supplement.

Subject to the assumptions, qualifications and limitation set forth in the Discussion, we hereby confirm that all statements of legal conclusions contained in the Discussion reflect the opinion of Fulbright & Jaworski L.L.P. with respect to the matters set forth therein as of the date of the Prospectus Supplement.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants and representations contained in (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) certain other filings made by the Partnership with the Commission, and (iv) other information provided to us by the Partnership and the general partner of the Partnership.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus Supplement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.
FULBRIGHT & JAWORSKI L.L.P.

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